Exhibit 4.2
EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT
dated as of
September 2, 2010
among
CORN PRODUCTS INTERNATIONAL, INC.,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
BANK OF AMERICA, N.A.,
CITIBANK, N.A. and
MIZUHO CORPORATE BANK, LTD.,
as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

i

ii

SECTION 9.10. WAIVER OF JURY TRIAL	60
SECTION 9.11. Headings	60
SECTION 9.12. Confidentiality	60
SECTION 9.13. Interest Rate Limitation	61
SECTION 9.14. USA PATRIOT Act	61

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 6.01 — Existing Borrower Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.06 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

iii

          CREDIT AGREEMENT dated as of September 2, 2010, among CORN PRODUCTS INTERNATIONAL, INC., the LENDERS party hereto from time to time and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “Abbreviated Interest Period” has the meaning set forth in the definition of Interest Period.
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition” means the acquisition by the Borrower and/or one or more of its Subsidiaries of the specialty starch business (the “Business”) of Akzo Nobel N.V. (the “Seller”), which Business is comprised of certain assets of the Seller and its subsidiaries (including equity interests in certain of the Seller’s subsidiaries), for an aggregate cash purchase price of approximately $1,300,000,000.
          “Acquisition Agreement” means the International Share and Business Sale Agreement between the Borrower and the Seller dated June 19, 2010.
          “Act” has the meaning set forth in Section 9.14.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjusted Working Capital” means the remainder of (a) the consolidated current assets of the Borrower and its Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of the Borrower and its Subsidiaries minus the amount of consolidated short-term Indebtedness (including current maturities of long-term Indebtedness) of the Borrower and its Subsidiaries included in such consolidated current liabilities.
          “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any Business Day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
          “Applicable Rate” means, for any day, (a) with respect to any ABR Loan, 1.25% and (b) with respect to any Eurodollar Loan, 2.25%; provided, however, that to the extent that as of the applicable date(s) any Loans have not been repaid in full, the Applicable Rate for ABR Loans and Eurodollar Loans shall each be increased by an incremental 0.50% on each of (x) the date 90 days after the Effective Date, (y) the date 180 days after the Effective Date and (z) the date 270 days after the Effective Date.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary (including any Equity Interests in any Subsidiaries, whether existing as of the date hereof or newly issued and any assets disposed of pursuant to any Sale and Leaseback Transaction) in a single transaction or in a series of related transactions for aggregate consideration of $25,000,000 or more (other than (a) the sale of inventory in the ordinary course of business or the sale, transfer or other disposition in the ordinary course of business of property determined to be obsolete or no longer useful, (b) the sale, transfer or other disposition of cash or cash equivalent investments, (c) the sale, transfer or other disposition of accounts receivable originated by the Borrower or any Subsidiary that are subject to a Permitted Securitization or in connection with the compromise, settlement or collection thereof and (d) sales, transfers or other dispositions (including loans or advances) among the Borrower and its Subsidiaries).
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee,

administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowed Debt” of any Person means the sum of (a) all obligations of such Person for borrowed money and obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, plus (b) all Receivables Transaction Attributed Indebtedness of such Person, plus (c) all obligations, contingent or otherwise, of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances or similar extensions of credit, plus (d) all Capital Lease Obligations of such Person, plus (e) any monetary obligation of such Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction, plus (f) all Guarantees by such Person of Borrowed Debt of others.
          “Borrower” means Corn Products International, Inc., a Delaware corporation.
          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
          “Business” has the meaning set forth in the definition of Acquisition.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower (i) by Persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed by a majority of directors so nominated or (ii) by Persons who were so nominated or appointed in anticipation of or in connection with a merger or consolidation of the Borrower; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted the day after the date of this Agreement.
          “Charges” has the meaning set forth in Section 9.13.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Loan , as such commitment may be reduced from time to time pursuant hereto. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitment is $1,350,000,000.
          “Consolidated EBITDA” means, for any period, an amount equal to consolidated net income (or net loss) of the Borrower and its Subsidiaries plus, to the extent deducted in determining consolidated net income (or net loss) for such period, the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring, non-cash charges and non-cash restructuring charges, (f) net income attributable to non-controlling interests and (g) fees and expenses incurred in connection with the Acquisition or the financing thereof, minus, to the extent included in determining consolidated net income (or net loss) for such period, the sum of (y) net loss attributable to non-controlling interests and (z) non-recurring, non-cash gains and non-cash restructuring gains, in each case determined in accordance with GAAP by reference to the consolidated financial statements of the Borrower required to be delivered pursuant to the Credit Documents. If the Borrower or a Subsidiary consummates or has consummated an acquisition or a disposition at any time since the commencement of such period but on or prior to the applicable date of determination, then, for the purposes of calculating the financial covenants set forth in Sections 6.07 and 6.08 for the applicable period, Consolidated EBITDA for such period shall be adjusted on a pro forma basis to give effect to such acquisition or disposition as though such acquisition or disposition had been consummated as of the first day of such period; provided that, with respect to any acquisition, such pro forma adjustments (including any pro rated amounts necessary to give effect to such acquisition for all of such period) shall, with respect to the acquired entity or business, be based on the financial information (such as internal monthly reports) available to (and in good faith relied upon by) the Borrower. Notwithstanding anything to the contrary contained herein, Consolidated EBITDA (adjusted for the Acquisition on a pro forma basis) shall be deemed to be (in each case, without regard to the final publicly reported financial information of the Borrower) (i) $149,000,000 for the fiscal quarter ended September 30, 2009 (ii) $185,000,000 for the fiscal quarter ended December 31, 2009, (iii) $150,000,000 for the fiscal quarter ended March 31, 2010, (iv) $203,000,000 for the fiscal quarter ended June 30, 2010 and (v) if the closing of the Acquisition shall occur during the fiscal quarter ending December 31, 2010, for the fiscal quarter ended September 30, 2010, an amount calculated by the Borrower in a manner consistent with the calculation of the deemed adjusted Consolidated EBITDA amounts set forth in clauses (i) – (iv) above and reasonably acceptable to the Administrative Agent.
          “Consolidated Net Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date minus goodwill of the Borrower and its Subsidiaries as of such date.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.10(e).
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event at a time it has an unfunded Commitment.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
          “Electronic Delivery” has the meaning set forth in Section 5.01.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the Borrower or any ERISA Affiliate shall have incurred, or is reasonably expected to incur, any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans or (d) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excess Cash Flow” means, for any fiscal quarter of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) net income for such fiscal quarter, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such net income, (iii) the aggregate net amount of loss on the disposition of property by the Borrower and its Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such net income and (iv) any net decrease in Adjusted Working Capital during such fiscal quarter minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such net income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal quarter on account of capital expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of dispositions of property), (iii) the aggregate amount of all optional and mandatory (to the extent made pursuant to Section 2.11(c)(i)) prepayments of the Loans during such fiscal quarter (it being understood that to the extent the amount drawn under this Agreement on the Effective Date is less than $1,350,000,000 as a result of the Borrower’s use of cash on hand (excluding amounts drawn under the Existing Credit Agreement or the Revolving Credit Agreement) to fund the Acquisition, the amount so used shall be deemed a prepayment of the Loans on the Effective Date solely for purposes of this clause (iii)), (iv) the aggregate amount of all regularly scheduled principal payments of long-term Indebtedness of the Borrower and its Subsidiaries made during such fiscal quarter (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the aggregate net amount of gain on the disposition of property by the Borrower and its Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such net income, (vi) any net increase in Adjusted Working Capital during such fiscal quarter, (vii) the aggregate amount of any Restricted Payments paid in cash in the ordinary course of business by the Borrower or its Subsidiaries with respect to their Equity Interests during such fiscal quarter and permitted by Section 6.04, (viii) the aggregate amount of any pension plan contributions made in cash by the Borrower and its Subsidiaries during such fiscal quarter, (ix) the aggregate amount of equity contributions made by the Borrower and its Subsidiaries in cash in the ordinary course of business during such fiscal quarter to other Subsidiaries to the extent such contributions are required by contracts in existence on the date hereof and (x) investments, loans and advances made in cash by the Borrower and its Subsidiaries during such fiscal quarter in entities which are not (prior to such investment, loan or advance) Subsidiaries in an amount not to exceed $25,000,000 in the aggregate in any fiscal year.
          “Exchange Rate” means on any day, for purposes of determining the dollar equivalent of any currency other than dollars, the rate at which such currency may be exchanged into dollars at 11:00 a.m. New York City time on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, after consultation with the Borrower, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or by any other jurisdiction as a result of a present or former connection between such recipient and such jurisdiction (other than any such connection arising as a result of such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Credit Documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is organized or in which its principal office is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a), (d) backup withholding that is required to be withheld from amounts payable to any Lender that has failed to comply with Section 2.17(e) (other than backup withholding imposed as a result of a Change in Law) and (e) Taxes imposed under FATCA.
          “Existing Credit Agreement” means that certain Revolving Credit Agreement dated April 26, 2006 among the Borrower, Canada Starch Operating Company Inc., SunTrust Bank, as administrative agent, and the lenders party thereto.
          “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer or principal accounting officer of the Borrower.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America or any political subdivision thereof, whether state or local, any foreign nation and any agency, authority, instrumentality, regulatory body, court, central bank or other entity similar to any of the foregoing exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any direct or indirect liability, contingent or otherwise, of the guarantor with respect to any Indebtedness or other obligation of another Person (the “primary obligor”), including, without limitation, any such obligation directly or indirectly guaranteed by the guarantor, or in respect of which the guarantor is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by the guarantor through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the primary obligor of such obligation. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Hazardous Materials” means all petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic,” or words of similar import, under any Environmental Law.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that to the extent recourse is limited to recovery against a specific asset, the amount of such Indebtedness shall be the lesser of (X) the amount of any such Lien and (Y) the fair market value of such asset, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Receivables Transaction Attributed Indebtedness of such Person, (l) all net obligations of such Person under any Swap Agreement and (m) any monetary obligation of such Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated July 2010 relating to the Borrower and the Transactions.
          “Interest Coverage Ratio” means as of the end of any fiscal quarter of the Borrower, the ratio of Consolidated EBITDA to net interest expense of all Indebtedness of the Borrower and its Subsidiaries, in each case for the period of the four fiscal quarters then ended, computed on a consolidated basis for the Borrower and its Subsidiaries.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing, either (a) the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period or (b) at the Borrower’s option, solely with respect to the initial Interest Period applicable to the Borrowing on the Effective Date, the period commencing on the date of such Borrowing and ending on a Business Day seven (or such other number of days, not more than ten) days thereafter to which the Administrative Agent may agree (any such period an “Abbreviated Interest Period”). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “JPMEL” means J.P. Morgan Europe Limited and its successors.
          “Lead Arranger” means J.P. Morgan Securities LLC, as Sole Lead Arranger and Sole Lead Bookrunner.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Leverage Ratio” means, as of any Measurement Date, the ratio of Net Borrowed Debt as of such Measurement Date to Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower, computed on a consolidated basis for the Borrower and its Subsidiaries.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page 1 (or, if such rate is not available, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest

Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of an Abbreviated Interest Period, at approximately 11:00 a.m., London time, on the date such Interest Period commences).
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loans” means, as applicable, each of the loans made by the Lenders to the Borrower pursuant to this Agreement and all such loans collectively.
          “Material Acquisition” means the acquisition (by purchase, merger or otherwise) by the Borrower or any of its Subsidiaries of (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) more than 50% of the capital stock of any such Person, in each case under clauses (a) or (b), for aggregate consideration in excess of $250,000,000.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or the other Credit Documents or (c) the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document.
          “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Subsidiary” means a Subsidiary which either (a) has 5% or more of the assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination or (b) is responsible for 5% or more of consolidated net sales of the Borrower and its Subsidiaries for the four quarter period ending on the fiscal quarter end next preceding the date of determination.
          “Maturity Date” means the date occurring 364 days after the Effective Date.
          “Maximum Rate” has the meaning set forth in Section 9.13.
          “Measurement Date” means (a) the last day of each fiscal quarter of the Borrower and (b) the date of any Material Acquisition.

          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Available Proceeds” means (a) with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received therefrom (excluding non-cash proceeds), whether at the time of such disposition or subsequent thereto (as and when received), (b) with respect to a casualty, cash insurance proceeds, (c) with respect to a condemnation or a similar event, cash condemnation awards or cash insurance proceeds and similar payments received in connection therewith or (d) with respect to any sale or issuance of equity securities of the Borrower or any Subsidiary or the incurrence of any Indebtedness by the Borrower or Subsidiary, cash or readily marketable cash equivalents received therefrom, whether at the time of such sale, issuance or incurrence or subsequent thereto (as and when received), in each case, net of the Borrower’s good faith estimate of all reasonable and customary fees (including professional fees), commissions, costs (including costs of preparing an asset for sale), amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification or other obligations associated with such transaction and expenses (including taxes) actually incurred in connection therewith and, in the case of an Asset Disposition, net of all payments made by the Borrower or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a Lien permitted under Section 6.02 upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition.
          “Net Borrowed Debt” means (a) Borrowed Debt of the Borrower and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP minus (b) an amount (not less than zero) equal to (i) the amount of cash on the consolidated balance sheet of the Borrower minus (ii) $50,000,000.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 9.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Securitization” means any receivables financing program or programs providing for the sale of accounts receivable and related rights by the Borrower or its Subsidiaries to an SPC for cash and/or other customary consideration for fair value in transactions intending to be sales, which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, provided that the Receivables Transaction Attributable Indebtedness associated with all such programs shall at no time aggregate in excess of $100,000,000.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Securitization that on any date of determination would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

          “Reference Quarter” has the meaning set forth in Section 4.02(b).
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, subject to Section 2.20(b), (a) prior to the extension of credit hereunder, Lenders having unused Commitments representing more than 50% of the aggregate Commitments and (b) any time after the extension of credit hereunder, Lenders holding Loans representing more than 50% of the aggregate outstanding principal amount of all Loans at such time.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
          “Revolving Credit Agreement” means that certain revolving credit agreement dated as of the date hereof among the Borrower, JPMorgan Chase Bank, National Association, as administrative agent, and certain financial institutions.
          “S&P” means Standard & Poor’s.
          “Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.
          “Seller” has the meaning set forth in the definition of Acquisition.
          “SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and assets in connection with and pursuant to a Permitted Securitization and reasonably related corporate maintenance and similar activities.
          “Specified Party” means the Administrative Agent or any Lender.
          “Specified Representations” means the representations and warranties of the Borrower set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b), 3.04(a), 3.08, 3.12, 3.14(a) and 3.14(c).
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the

Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or persons performing similar functions of such entity (irrespective of whether at the time capital stock or other Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by the parent, by the parent and one or more of its other subsidiaries or by one or more of the parent’s other subsidiaries.
          “Subsidiary” means any subsidiary of the Borrower.
          “Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which (a) represents more than 20% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements (to the extent available, and otherwise the financial information) of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made, or (b) is responsible for more than 20% of the consolidated net sales of the Borrower and its Subsidiaries as reflected in the financial statements or information referred to in clause (a) above for such twelve month period; provided that, in each case under clauses (a) and (b), any calculation of consolidated assets or consolidated net sales shall be adjusted on a pro forma basis to give effect to any acquisition by the Borrower or any Subsidiary during any applicable twelve-month period as though such acquisition had been consummated as of the first day of such period.
          “Swap Agreement” means any interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the Acquisition.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Upfront Percentage” has the meaning set forth in Section 2.12(d).
          “Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Foreign Currency Calculations. For purposes of (i) determining the amount of Indebtedness incurred, outstanding or proposed to be incurred or outstanding under Section 6.01 (but excluding, for the avoidance of doubt, any calculation of Consolidated Net Assets), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 6.02, (iii) determining the restrictive agreements which are in respect of Indebtedness for borrowed money in excess of $5,000,000 under Section 6.06 or (iv) determining the amount of Material Indebtedness or judgments outstanding under paragraphs (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Exchange Rate; provided that no Default shall arise as a result of any limitation set forth in dollars in Section 6.01, 6.02, or 6.06 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness, Liens or restrictive agreements were initially consummated or acquired in reliance on the exceptions under such Sections. Such Exchange Rates shall be determined in good faith by the Borrower.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Effective Date in a principal amount up to but not exceeding such Lender’s Commitment. No amount of the Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.
          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required hereby.
          (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time;

provided that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent and, in the case of a Borrowing with an Abbreviated Interest Period, JPMEL of such request by telephone (a) in the case of a Eurodollar Borrowing (excluding a Eurodollar Borrowing with an Abbreviated Interest Period), not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurodollar Borrowing with an Abbreviated Interest Period, not later than 7:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be the Effective Date;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
Promptly following receipt of a Borrowing Request in accordance with this Section (and, in the case of a request for a Borrowing with an Abbreviated Interest Period, not later than 11:00 a.m. New York time on the date one Business Day before the date of the proposed Borrowing), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. [Intentionally Omitted]
SECTION 2.05. [Intentionally Omitted]
SECTION 2.06. [Intentionally Omitted]

          SECTION 2.07. Funding of Borrowing. (a) Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent or JPMEL most recently designated by it for such purpose by notice to the Lenders (which account may be in New York or London). The Administrative Agent will make such Loans available to the Borrower (i) in the case of a Borrowing requested pursuant to Section 2.03(a) or (c), promptly upon receipt and (ii) in the case of a Borrowing requested pursuant to Section 2.03(b), by 9:00 am London time on the proposed date of such Borrowing, in each case, by initiating a wire transfer (or, at the Borrower’s option, crediting an account of the Borrower maintained with the Administrative Agent) of immediately available funds in the amounts so received for the account of the Borrower to such account as the Borrower may request and as may be acceptable to the Administrative Agent (it being understood that the notary account designated for payment of the purchase price under and in accordance with the terms of the Acquisition Agreement as in effect on the date hereof shall be deemed acceptable to the Administrative Agent); provided, however, that the Administrative Agent may elect with respect to any Borrowing hereunder to credit an account of the Borrower maintained at the Administrative Agent so long as the funds so credited will be available to allow the Borrower to initiate a wire transfer of such funds by 9:00 a.m. London time on the proposed date of such Borrowing.
          (b) Unless the Administrative Agent and, in the case of a Borrowing with an Abbreviated Interest Period, JPMEL shall have received notice from a Lender prior to 5:00 pm New York time on the Business Day preceding the proposed date of the initial Borrowing hereunder that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made or will make such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made or does not in fact make its share of the applicable Borrowing available to the Administrative Agent as required pursuant to paragraph (a) of this Section, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitment of each Lender shall terminate upon the earlier of (i) the making of the Loan by such Lender on the Effective Date and (ii) 5:00 p.m., New York City time, on December 18, 2010.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          (d) If, prior to the making of the Loan, there shall occur any event described in Section 2.11(c)(i), (ii) or (iii), then (i) the Borrower shall give prompt written notice of same to the Administrative Agent and (ii) upon the receipt of the proceeds of such event by the Borrower or its Subsidiaries, the Commitments shall be automatically and immediately ratably reduced by an amount equal to the amount of the corresponding prepayment of the Loan which would have been required to be made by the Borrower pursuant to Section 2.11(c) if, at the time of such event, the Loan had been outstanding in an amount exceeding the amount of such proceeds.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of its Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, except as necessary to apply fully the required amount of a mandatory prepayment specified below. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          (c) The Borrower shall make mandatory prepayment of the Loan in amounts equal to the following:
          (i) within three (3) Business Days after the receipt by the Borrower or any Subsidiary of any Net Available Proceeds from one or more Asset Dispositions, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Available Proceeds (or, if less, the aggregate outstanding principal amount of the Loans);
          (ii) within three (3) Business Days after the receipt by the Borrower or any Subsidiary of any Net Available Proceeds from (a) the sale or series of sales or issuance of any Equity Interests of the Borrower or any Subsidiary or the receipt of any equity contribution by the Borrower or any Subsidiary (other than any issuance or sale of any Equity Interests (or receipts of equity contributions) (I) pursuant to employee or other benefit plans, stock option plans, management equity plans, other benefit plans or compensation arrange or accommodations for management, directors or employees of the

Borrower and its Subsidiaries, (II) between and among the Borrower and any Subsidiaries or (III) which would constitute any sale of Equity Interests in any Subsidiary) or (b) the incurrence by the Borrower or any Subsidiary of any Indebtedness for borrowed money (other than (I) Indebtedness under the Revolving Credit Agreement, (II) Indebtedness owing to the Borrower or any Subsidiary, (III) Indebtedness of Foreign Subsidiaries incurred for working capital purposes or otherwise in the ordinary course of business (but excluding, in any event, Indebtedness issued in any public or rule 144A-style capital markets transaction) or (IV) Indebtedness of the type described in clauses (b), (e), (g) or (h) of Section 6.01 or in clause (i) of Section 6.01 (solely to the extent such Indebtedness arises under notional pooling cash management arrangements), in each case, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Available Proceeds (or, if less, the aggregate outstanding principal amount of the Loans);
          (iii) within three (3) Business Days after the receipt by the Borrower or any Subsidiary of any Net Available Proceeds in excess of $25,000,000 from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Available Proceeds (or, if less, the aggregate outstanding principal amount of the Loans); provided that if the Borrower or any Subsidiary applies (or commits to apply) the Net Available Proceeds from such event (or a portion thereof) within twelve months after receipt of such Net Available Proceeds to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other tangible assets useful or to be used in the business of the Borrower and the Subsidiaries, provided that, in each case, the Borrower has delivered to the Administrative Agent within thirty (30) days after such Net Available Proceeds are received a certificate of a Financial Officer stating its intention to do so, then no prepayment shall be required pursuant to this clause (iii) in respect of the Net Available Proceeds in respect of such event (or the portion of such Net Available Proceeds specified in such certificate, if applicable) except to the extent of any such Net Available Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such twelve-month period (or if committed to be so applied within such twelve-month period, have not been so applied within 18 months after receipt). The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of the Borrower or any Subsidiary to apply Net Available Proceeds in accordance with this Section 2.11(c)(iii); and
          (iv) within ten (10) Business Days after the date on which the financial statements are required to be delivered pursuant to Section 5.01(a) or (b) following the end of a fiscal quarter of the Borrower (commencing with and including the first full fiscal quarter ending after the date of the Acquisition), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 50% of Excess Cash Flow for such fiscal quarter.
          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.375%

per annum times the average daily amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Commitment of such Lender terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (i) on the date 90 days after the Effective Date, a duration fee equal to 0.75% of the outstanding principal amount of such Lender’s Loan on such date, (ii) on the date 180 days after the Effective Date, a duration fee equal to 1.25% of the outstanding principal amount of such Lender’s Loan on such date and (iii) on the date 270 days after the Effective Date, a duration fee equal to 1.75% of the outstanding principal amount of such Lender’s Loan on such date.
          (c) The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) Contemporaneously herewith, each Lender (other than JPMorgan Chase Bank, National Association) is being paid an upfront fee by JPMorgan Chase Bank, National Association in an amount equal to the amount of its Commitment times a separately agreed percentage (stated in basis points) (such percentage, as to each Lender, being its “Upfront Percentage”). The Borrower agrees that on the Effective Date, and as a condition of the Loans being made, it shall pay to the Administrative Agent for the account of each Lender (other than JPMorgan Chase Bank, National Association) a supplemental upfront fee in an amount equal to such Lender’s Upfront Percentage multiplied by the initial principal amount of such Lender’s Loan; provided that, in no event shall the supplemental upfront fee paid by the Borrower pursuant to this clause (d) exceed the amount of the “Supplemental Fee” as defined in the fee letter agreement dated June 19, 2010 among the Borrower, JPMorgan Chase Bank, National Association and J.P. Morgan Securities Inc. without giving effect to any subsequent amendment thereto.
          (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders or for its own account, as applicable. All fees due and payable shall not be refundable under any circumstances once paid.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (ii) the Administrative Agent is advised by the Required Lenders that in their reasonable determination the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies (as promptly as practicable after making such determination) the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          (b) If any Lender determines that any applicable law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any

Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on written notice thereof by such Lender to the Administrative Agent and the Borrower (and confirmation that such Lender is generally suspending such loans for similarly situated borrowers), any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Prior to giving any notice contemplated above, a Lender shall designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in its good faith discretion.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued at the Adjusted LIBO Rate that would have been applicable to such Loan on the principal amount of such Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, to the extent legally entitled to do so, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3)

or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Internal Revenue Service Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).
          (f) Additionally, each Lender that is organized under the laws of a jurisdiction other than the United States shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
          (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (h) Each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim; provided that, notwithstanding the foregoing, the Borrower shall make the payment of interest on a Borrowing with an Abbreviated Interest Period prior to 3:00 p.m., London time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the

Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If and for so long as any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in any order as determined by the Administrative Agent in its discretion.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) In addition to the Borrower’s rights under Section 9.02(d), if any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a); and
          (b) the Commitment and Loan of such Defaulting Lender shall not be included in determining whether all or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that (i) a Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans of such Defaulting Lender may not be reduced or excused or the scheduled date of payment postponed as to such Defaulting Lender without such Defaulting Lender’s consent.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent and the Lenders that as of the date hereof (in the case of all of the following except Sections 3.04(b) and 3.16) and as of the Effective Date (in the case of all of the following):
          SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except for failures of Subsidiaries under clauses (i) and (ii) above, and failures of the Borrower or its Subsidiaries under clause (iii) above which, either individually or in the aggregate for all such failures under preceding clauses (i), (ii) and (iii), could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.02. Authorization; Enforceability. The execution and delivery of, and the performance of its obligations under, each Credit Document and the borrowing of the Loans are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Credit Document has been duly executed and delivered by the Borrower and each Credit Document constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of, and the performance of its obligations under, each Credit Document and the borrowing of the Loans (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument involving an amount in excess of $1,000,000 binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2010, certified by its chief financial officer in accordance with the requirements of the Securities and Exchange Commission. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) As of the Effective Date, since December 31, 2009, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.
          SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries taken as a whole, including all such properties reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent, free and clear of all Liens other those permitted by Section 6.02.
          (b) Each of the Borrower and its Subsidiaries owns, is licensed or otherwise has the right to use, all material trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such absence of ownership, license or other right to use or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Credit Document or the Transactions.
          (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the

Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received, through an executive officer of the Borrower or any Subsidiary, notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability other than, in each case, as set forth in the report on Form 10-K most recently filed prior to the date hereof by the Borrower with the Securities and Exchange Commission and any reports on Form 10-Q or 8-K filed by the Borrower with the Securities and Exchange Commission subsequent to such Form 10-K and prior to the date hereof.
          SECTION 3.07. Compliance with Laws and Agreements. Other than, in each case, as set forth in the report on Form 10-K most recently filed prior to the date hereof by the Borrower with the Securities and Exchange Commission and any reports on Form 10-Q or 8-K filed by the Borrower with the Securities and Exchange Commission subsequent to such Form 10-K and prior to the date hereof, each of the Borrower and its Subsidiaries is in compliance with (a) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” required to be registered under the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States Federal income tax and other material tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No liability to the PBGC has been, or is expected by the Borrower or any ERISA Affiliate to be, incurred with respect to any Plan by the Borrower, any Subsidiary or any ERISA Affiliate which is, or could reasonably be expected to be, materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower, any Subsidiary nor any ERISA Affiliate has incurred, or presently expects to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is reasonably expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.
          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, including, without limitation, all reports filed with the

Securities and Exchange Commission, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in each case in light of the circumstances under which they were made and taken as a whole, not misleading; provided that, with respect to any projections, estimates, forward looking statements and information of a general economic or industry public nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was delivered to the Administrative Agent or any Lender.
          SECTION 3.12. Regulation U. Margin stock (as defined in Regulation U of the Board) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the making of any Loan or the use of the proceeds thereof, nor any other aspect of the Transactions or the financing of the Acquisition hereunder, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X of the Board.
          SECTION 3.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any governmental authority, except, with respect to any of the foregoing, any such matters which could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.14. OFAC. The Borrower (a) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, and (c) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
          SECTION 3.15. Patriot Act/Anti-Terrorism Controls. The Borrower is in compliance, in all material respects, with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

          SECTION 3.16. Group Material Adverse Effect. As of the Effective Date, no Group Material Adverse Effect (as defined in the Acquisition Agreement) has occurred since June 19, 2010.
ARTICLE IV
Conditions
          SECTION 4.01. Initial Date. This Agreement will not become effective until the date on which each of the following conditions is satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto and to the other Credit Documents either (i) a counterpart of this Agreement and each other Credit Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement or such other Credit Document) that such party has signed a counterpart of this Agreement or such other Credit Document.
     (b) The Administrative Agent shall have received (i) an opinion letter from Sidley Austin LLP, counsel for the Borrower, dated as of the date hereof and (ii) an opinion letter from Mary Ann Hynes, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Borrower, dated as of the date hereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Borrower hereby requests such counsel to deliver such opinion.
          SECTION 4.02. Funding Date. The obligations of the Lenders to make the Loans shall not become effective until the date on which the Agreement has become effective pursuant to Section 4.01 and each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) The Administrative Agent, the Lenders and the Lead Arranger shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (b) The Lenders shall have received (i) audited consolidated financial statements of each of the Borrower and the Business for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available (it being understood that financial statements for the Business are carve-out financials that have been prepared according to International Reporting Financial Standards) and (ii) unaudited interim consolidated financial statements of the Borrower for the quarterly period ending March 31, 2010 and for each quarterly period ended subsequent thereto as to which such financial statements are available as of the Effective Date (the most recent such quarterly period being the “Reference Quarter”).

     (c) The Lenders shall have received with respect to the Borrower and its Subsidiaries (including subsidiaries acquired in the Acquisition) (i) pro forma financial statements as of the end of the Reference Quarter (predicated upon the financial statements of the Borrower as of the end of the Reference Quarter and the financial information of the Business for the most recent quarter for which such financial information (such as internal monthly reports) is available) giving effect to the Acquisition and the financing contemplated hereunder and (ii) projections through 2014.
     (d) The Acquisition Agreement shall be in full force and effect. All conditions precedent under the Acquisition Agreement, including, without limitation, the conditions precedent set forth in Section 4.1 of the Acquisition Agreement, shall have been satisfied (and not waived) and any amendment to the Acquisition Agreement materially adverse to the interests of the Lead Arranger, the Administrative Agent or the Lenders shall be satisfactory in form and substance to the Administrative Agent; it being understood and agreed that any material change to the transaction structure, any amendment of the definition of “Group Material Adverse Effect” contained in the Acquisition Agreement, any amendment of the definition of “Deferred Jurisdiction” contained in the Acquisition Agreement and any increase or decrease in the “Offer Value” referred to in the Acquisition Agreement, shall in each case be deemed to be materially adverse to the interests of the Lead Arranger, the Administrative Agent and the Lenders. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Acquisition shall be consummated substantially contemporaneously with the making of the Loans.
     (e) All regulatory, legal and other third party approvals necessary in connection with the Acquisition and the financing thereof shall have been obtained (except for those with respect to which (i) the failure to have obtained could not reasonably be expected to have a material adverse effect on the Borrower, the Business, the Acquisition, the financing thereof or any of the other Transactions, or (ii) the sole consequence of the failure to obtain any such approval is to defer the consummation of the acquisition of certain assets of the Business in “Deferred Jurisdictions” (as defined in the Acquisition Agreement) pursuant to the terms of the Acquisition Agreement).
     (f) There shall not exist any injunction or temporary restraining order and no litigation has commenced or is otherwise pending which would prohibit the execution of this Agreement and the other Credit Documents, the Loans or any of the other Transactions.
     (g) Prior to or substantially contemporaneously with the making of the Loans, the Borrower shall enter into the Revolving Credit Agreement, repay in full all obligations under the Existing Credit Agreement and cause the Existing Credit Agreement and all related liens to be terminated or released.
     (h) (i) On the Effective Date, both immediately before and immediately after giving effect to the consummation of the Acquisition and the incurrence of any Indebtedness in connection therewith, including, without limitation, the making of the Loans, (A) there shall exist no Default or Event of Default (other than an Event of

Default under clause (c) of Article VII resulting from a breach of any representation that is not a Specified Representation), (B) each of the Specified Representations shall be true and correct in all material respects and (C) the Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 6.07 and 6.08 and (ii) there shall have been delivered to the Administrative Agent a certificate dated the Effective Date to such effect in form and substance reasonably satisfactory to the Administrative Agent and signed by the chief financial officer of the Borrower, which certificate shall, as to clause (C) above, include calculations reflecting such compliance and be predicated upon the financial statements of the Borrower as of the end of the Reference Quarter and the financial statements of the Business for the most recent quarter for which such financial statements are available.
     (i) The Administrative Agent shall have received (x) an opinion letter from Sidley Austin LLP, counsel for the Borrower, dated as of the Effective Date and (y) an opinion letter from Mary Ann Hynes, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Borrower, dated as of the Effective Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Borrower hereby requests such counsel to deliver such opinion.
     (j) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 18, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.07 and 6.08;
     (d) promptly after the sending or filing thereof, copies of all periodic and other reports, proxy statements, registration statements and prospectuses filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally, as the case may be, or proxy statements, registration statements and prospectuses filed by the Borrower or any Subsidiary with any national securities exchange;
     (e) at least three (3) Business Days prior to the consummation of any Material Acquisition, a certificate of a Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent setting forth reasonably detailed calculations demonstrating pro-forma compliance with Section 6.07 immediately after giving effect to such Material Acquisition (based on pro-forma Net Borrowed Debt immediately after giving effect to such Material Acquisition and pro-forma Consolidated EBITDA as of the end of the most recent fiscal quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.01 for the four fiscal quarters then ended), which calculations may, as to the entity or business to be acquired, be based on information provided to the Borrower or its Subsidiaries and relied on in good faith; and
     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary,

or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
     Notwithstanding anything to the contrary herein, (i) delivery within the 90-day period specified in clause (a) above of copies of the Annual Report on Form 10-K of the Borrower for each applicable annual period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 5.01(a); provided, that the Borrower shall be deemed to have made such delivery of any Form 10-K if it shall have made such Form 10-K available on “EDGAR” within such 90-day period (such delivery being referred to as “Electronic Delivery”), (ii) delivery within the 45-day period specified in clause (b) above of copies of the Quarterly Report on Form 10-Q of the Borrower for each applicable quarterly period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 5.01(b); provided, that the Borrower shall be deemed to have made such delivery of any Form 10-Q if it shall have made Electronic Delivery thereof within such 45-day period, (iii) the Borrower shall be deemed to have made delivery of any reports, statements and other materials specified in clause (d) above if it shall have made Electronic Delivery thereof promptly after the sending or filing thereof and (iv) the Borrower shall be deemed to have made delivery of any of the items set forth in this Section 5.01 to each Lender upon delivery to the Administrative Agent for posting to “Intralinks” or any other electronic distribution site.
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following as soon as possible and in any event no later than five days after obtaining knowledge thereof:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
     (d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any winding up, liquidation or dissolution of any inactive Subsidiaries; provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.
          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and either (a) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (provided that this clause (a) shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect), and (b) maintain, with responsible and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full and correct entries are made of all financial transactions in relation to its business and activities in accordance with GAAP or the accounting standard applicable in the jurisdiction where such books and records are kept. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at the Administrative Agent’s or such Lender’s expense if no Default or Event of Default exists and at the Borrower’s expense if a Default or an Event of Default exists, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Default or Event of Default has occurred and is continuing, no more than two (2) such visits or inspections shall be permitted in any calendar year pursuant to this Section; provided, further, that any Information (as defined in Section 9.12) provided to any Person in connection with any such visit or inspection shall be subject to the provisions of Section 9.12, such Person shall have been made aware of the provisions of Section 9.12.
          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to (a) finance the Acquisition and (b) pay fees and expenses related to the Acquisition and any financings (including under the Credit Documents) related thereto. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;
     (b) Indebtedness of the Borrower existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
     (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
     (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

     (f) Obligations under (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) or (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary;
     (g) Indebtedness of the Borrower or any Subsidiary which constitutes Receivables Transaction Attributed Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding;
     (h) Indebtedness of any Person which becomes a Subsidiary after the date hereof existing prior to the acquisition thereof or of its parent by the Borrower or any Subsidiary and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is not incurred in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) neither the Borrower nor any Subsidiary shall be liable for such Indebtedness; and
     (i) other Indebtedness of the Borrower or any Subsidiary (including Indebtedness arising under notional pooling cash management arrangements to the extent not matched by cash deposits of the Borrower or any Subsidiary) so long as, both before and after giving effect to the incurrence of such Indebtedness, the Borrower is in pro-forma compliance with Section 6.07.
Notwithstanding the foregoing, the Borrower will not permit the aggregate principal amount of Borrowed Debt of the Borrower’s Subsidiaries outstanding at any time and incurred or permitted pursuant to clauses (e), (g), (h) and (i) of this Section 6.01 to exceed an amount equal to 15% of the Consolidated Net Assets of the Borrower and its Subsidiaries (determined by reference to the most recent consolidated financial statements of the Borrower delivered pursuant to Section 5.01).
          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens, in the case of Liens on assets of Subsidiaries, secure Indebtedness of Subsidiaries permitted by clause (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;
     (e) Liens upon assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights or assets transferred to an SPC);
     (f) Liens on the property or assets of any Subsidiary securing Indebtedness owing to the Borrower or any Wholly-Owned Subsidiary;
     (g) customary Liens and setoff rights securing obligations in respect of notional pooling cash management arrangements; and
     (h) other Liens securing obligations at no time exceeding $100,000,000 in aggregate principal amount.
          SECTION 6.03. Fundamental Changes; Asset Sales; Change in Nature of Business. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge or consolidate with or into any other Subsidiary, (ii) any Subsidiary may merge into the Borrower and (iii) the Borrower and any Subsidiary may merge or consolidate with or into any other Person; provided that in the case of any such merger or consolidation of the Borrower with or into another Person (such that the Borrower is not the surviving corporation), the Person with or into which the Borrower is merged or consolidated shall (A) first or simultaneously with such merger or consolidation agree to be bound by the terms hereof and of the Credit Documents and assume the Borrower’s obligations hereunder and thereunder pursuant to an agreement or instrument satisfactory in form and substance to the Administrative Agent (and shall thereafter be the Borrower hereunder) and (B) be a corporation organized under the laws of the United States of America or any State thereof; provided, further, that this Section 6.03(a) shall not prohibit a Subsidiary from entering into a merger as a means of effecting an Asset Disposition permitted under Section 6.03(b).
          (b) The Borrower will not, nor will it permit any Subsidiary to, make any Asset Disposition except for (i) Asset Dispositions expressly permitted by Section 6.04, and (ii) other Asset Dispositions of property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 6.03(b)(ii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries.
          (c) The Borrower will not, and will not permit any of its Subsidiaries to, make any material change in the nature of the business of such Person and its Subsidiaries taken as a whole as conducted on the date of this Agreement (but after giving effect to the Acquisition); provided, however, that this Section 6.03(c) shall not prohibit the sale, transfer, winding up, liquidation or dissolution of a Subsidiary permitted under Section 5.03 or 6.03(b).
          SECTION 6.04. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) the Borrower may make other Restricted Payments so long as both immediately before and immediately after giving effect to such Restricted Payments (i) no Default exists and (ii) the Borrower shall be in pro forma compliance with Sections 6.07 and 6.08.
          SECTION 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.04 and (d) notional pooling cash management arrangements extended in the ordinary course of business.
          SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.06 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions and conditions which (A) are not in agreements in respect of Indebtedness for borrowed money in excess of $5,000,000 for each such agreement and (B) are existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of the Business or any Person that becomes a Subsidiary after the date hereof but prior to the time such Person becomes a Subsidiary.
          SECTION 6.07. Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 3.25:1.00 as of any Measurement Date.
          SECTION 6.08. Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.50:1.00.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in writing in connection with this Agreement or any Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, Article VI or 9.02(c);
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);
     (g) any event or condition occurs (other than the voluntary sale or transfer of the property or assets securing such Material Indebtedness) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
     (m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the

Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent, acting in good faith, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent, acting in good faith, also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor agent, which successor agent shall, unless a Default shall have occurred and be continuing, be subject to the approval of the Borrower, which approval shall not be unreasonably withheld. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          The Administrative Agent shall be permitted from time to time to designate one of its Affiliates (and hereby designates JPMEL) to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings funded by or through such Affiliate. The provisions of this Article VIII shall apply to (and the rights and duties of the Administrative Agent hereunder in respect of such Loans and Borrowings, including, without limitation, the rights of the Administrative Agent under Section 2.07(b), shall inure to the benefit of and otherwise be applicable to) any such Affiliate mutatis mutandis.
          No Lender identified in this Agreement as a “Co-Documentation Agent” or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in the preceding paragraph.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b)

below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to it at Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention of Kimberly A. Hunter, Treasurer (Telecopy No. (708) 551-2630), with a copy to Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention of Mary Ann Hynes, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer (Telecopy No. (708) 551-2801);
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Hiral Patel (Telecopy No. (312) 385-7096);
     (iii) if to the Administrative Agent for Eurodollar Loans funded through JPMEL, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y-5AJ, Attention of The Manager, Loans and Agency, Telecopy No. +44(0) 207 777 2360); and
     (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall (i) amend, modify or waive Section 2.20 without the prior written consent of the Administrative Agent, or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
          (c) Notwithstanding the terms of this Section 9.02 or any other provision of this Agreement, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, this Agreement shall be amended by a written document executed solely by the Administrative Agent (and in such form as the Administrative Agent shall reasonably determine) without the consent of the Borrower or any Lender to reflect any amendments (other than changes to interest rates) made to the Revolving Credit Agreement to the extent such amendments, if made to this Agreement, would be favorable to the Administrative Agent or the Lenders hereunder as reasonably determined by the Administrative Agent; provided, however, that such amendment shall take effect only if the Required Lenders have not directed the Administrative Agent not to enter into such amendment within five (5) Business Days after receiving a copy of the proposed form thereof. The Borrower shall, as, when and in the manner requested, cooperate with the Administrative Agent in connection with any such amendment and shall, at such time as the Administrative Agent shall request, execute such amendments or other documents as may be requested by the Administrative Agent to effect compliance by the Borrower with this paragraph (c) (in each case without respect to whether such execution by the Borrower is, giving effect to the preceding sentence, required for the effectiveness thereof).
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Non-Consenting Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, without duplication of amounts paid pursuant to Section 2.17, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, including, without limitation, the Acquisition, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence, bad faith or willful misconduct of such Indemnitee.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Commitments or Loans, as applicable) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Lender shall, by virtue of this Agreement, have or be deemed to have a fiduciary relationship with, or owe any fiduciary duties to, the Borrower or any of its Affiliates.
          (e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand (accompanied by reasonably detailed invoices) therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any written consent to such assignment required by paragraph (b) of this Section and, if such assignee is a Foreign Lender, compliance by such Person with Section 2.17(e), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in a pdf or similar file format) shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors for reasons reasonably related to this Agreement or the Lender’s internal procedures relating to credit facilities (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, the Business, the Acquisition or the Seller, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CORN PRODUCTS INTERNATIONAL, INC.
By	/s/ Cheryl K. Beebe
	Name:	Cheryl K. Beebe
	Title:	Vice President and Chief Financial Officer

By	/s/ Kimberly A. Hunter
	Name:	Kimberly A. Hunter
	Title:	Corporate Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent
By	/s/ Dana J. Moran
	Name:	Dana J. Moran
	Title:	Vice President

Signature Page to Term Loan Credit Agreement

Bank of America, N.A.
By	/s/ Adam Feit
	Name:	Adam Feit
	Title:	Vice President

Citibank, N.A.
By	/s/ Robert Kane
	Name:	Robert Kane
	Title:	Vice President

Mizuho Corporate Bank, Ltd.
By	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

ING CAPITAL LLC
By	/s/ Daniel W. Lamprecht
	Name:	Daniel W. Lamprect
	Title:	Managing Director

U.S. Bank National Association
By	/s/ Kathleen D. Schurr
	Name:	Kathleen D. Schurr
	Title:	Vice President

LLOYDS TSB BANK, PLC
By	/s/ Windsor R. Davies
	Name:	Windsor R. Davies
	Title:	Managing Director

Signature Page to Term Loan Credit Agreement

By	/s/ Candi Obrentz
	Name:	Candi Obrentz
	Title:	Vice President

Bank of Montreal
By	/s/ Philip A. Langheim
	Name:	Philip A. Langheim
	Title:	Managing Director

FIFTH THIRD BANK
By	/s/ Joseph A. Wemhoff
	Name:	Joseph A. Wemhoff
	Title:	Vice President

COOPERATIVE CENTRALE RAIFFEISEN- BOERENLEENBANK, B.A.,“RABOBANK NEDERLAND” NEW YORK BRANCH
By	/s/ Brett Delfino
	Name:	Brett Delfino
	Title:	Executive Director

By	/s/ Peter Glawe
	Name:	Peter Glawe
	Title:	Vice President

Wells Fargo Bank, N.A.
By	/s/ Daniel Van Aken
	Name:	Daniel Van Aken
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION
By	/s/ John F. Broeren
	Name:	John F. Broeren
	Title:	Managing Director

Signature Page to Term Loan Credit Agreement

THE BANK OF NOVA SCOTIA
By	/s/ Mark Sparrow
	Name:	Mark Sparrow
	Title:	Director

AgFirst Farm Credit Bank
By	/s/ Neda K. Beal
	Name:	Neda K. Beal
	Title:	Vice President

The Northern Trust Company
By	/s/ Keith L. Burson
	Name:	Keith L. Burson
	Title:	Vice President

BRANCH BANKING AND TRUST COMPANY
By	/s/ Kenneth M. Blackwell
	Name:	Kenneth M. Blackwell
	Title:	Senior Vice President

CoBank, ACB
By	/s/ Alan V. Schuler
	Name:	Alan V. Schuler
	Title:	Vice President

Comerica Bank
By	/s/ Brandon Welling
	Name:	Brandon Welling
	Title:	Assistant Vice President

Signature Page to Term Loan Credit Agreement

HSBC BANK USA, N.A.
By	/s/ Graeme Robertson
	Name:	Graeme Robertson
	Title:	Vice President

Bank of China, New York Branch
By	/s/ William W. Smith
	Name:	William W. Smith
	Title:	Chief Lending Officer

Bank of China, Los Angeles Branch
By	/s/ Feng Chang
	Name:	Feng Chang
	Title:	FVP and Branch Manager

Signature Page to Term Loan Credit Agreement

Schedule 2.01
Commitments

JPMorgan Chase Bank, National Association	$500,000,000
Bank of America, N.A.	$90,000,000
Citibank, N.A.	$90,000,000
Mizuho Corporate Bank, Ltd.	$70,000,000
ING Capital LLC	$60,000,000
U.S. Bank National Association	$60,000,000
Lloyds TSB Bank plc	$60,000,000
Bank of Montreal	$50,000,000
Fifth Third Bank	$50,000,000
Rabobank International	$50,000,000
Wells Fargo Bank, N.A.	$50,000,000
PNC Bank, National Association	$35,000,000
The Bank of Nova Scotia	$35,000,000
AgFirst Farm Credit Bank	$30,000,000
The Northern Trust Company	$25,000,000
Branch Banking and Trust Company	$20,000,000
CoBank, ACB	$20,000,000
Comerica Bank	$20,000,000
HSBC Bank USA National Association	$20,000,000
Bank of China, New York Branch	$7,500,000
Bank of China, Los Angeles Branch	$7,500,000
TOTAL	$1,350,000,000

SCHEDULE 6.01
Existing Borrower Indebtedness
Private Shelf Agreement dated as of March 25, 2010 by and between Corn Products International, Inc. and Prudential Investment Management, Inc. and the senior promissory notes thereunder in an aggregate principal amount of $200 million (the “Private Shelf Agreement”)
$200 million 6.000% Senior Notes due 2017 and $100 million 6.625% Senior Notes due 2037 outstanding under the Indenture Agreement dated as of August 18, 1999 between Corn Products International, Inc. and The Bank of New York Mellon, as Trustee, as amended and supplemented (the “Senior Notes Indenture”)
Revolving Credit Agreement
$0.09 million capital lease maturing 2012 between Corn Products International, Inc. and Union Tank Car Company
Letters of Credit issued by SunTrust Bank

LC Number	Issue Date	Expiry Date	Amount
F840307	December 2002	December 2010	$2.75 million
F848706	July 2006	July 2011	$0.50 million
F851830	February 2008	April 2011	$0.10 million

SCHEDULE 6.02
Existing Liens
None

SCHEDULE 6.06

Existing Restrictions
Private Shelf Agreement
Senior Notes Indenture
Revolving Credit Agreement

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Corn Products International, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The $1,350,000,000 Term Loan Credit Agreement dated as of _______, 2010 among Corn Products International, Inc., the Lenders parties thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Loans for	Commitment/Loans	Percentage Assigned of
all Lenders	Assigned	Commitment/Loans[2]
$	$	%

$	$	%

$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent
By
Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]
By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.